EXHIBIT 4.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE LIMINAL BIOSCIENCES INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO LIMINAL BIOSCIENCES INC. IF PUBLICLY DISCLOSED.

SHARE PURCHASE AGREEMENT

among

Liminal BioSciences Inc.

as Purchaser

- and -

The Royal Institution for the Advancement of Learning/McGill University,

AMORCHEM, LIMITED PARTNERSHIP,

Genesys Ventures III LP

- and -

MSBI Valorisation Inc.

as Sellers

- and -

Fairhaven Pharmaceuticals Inc.

as the Corporation

dated July 17, 2020

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION
1.1	Definitions.	1
1.2	Other Defined Terms.	8
1.3	Headings.	9
1.4	Extended Meanings.	9
1.5	Ambiguity.	10
1.6	Statutory References.	10
1.7	Accounting Principles.	10
1.8	Currency.	10
1.9	Schedules and Exhibit.	10
ARTICLE 2 PURCHASE AND SALE
2.1	Agreement of Purchase and Sale.	10
2.2	Purchase Price.	10
2.3	Allocation of Purchase Price.	11
2.4	Transaction Expenses.	11
ARTICLE 3 ADJUSTMENTS
3.1	Delivery of Estimate Statement.	11
3.2	Delivery of Closing Statement.	11
3.3	Net Working Capital Adjustment.	12
3.4	Milestone Payment.	13
ARTICLE 4 PRE-CLOSING REORGANIZATION AND CONVERTIBLE DEBENTURE OFFERING
4.1	Pre-Closing Reorganization.	14
4.2	Secured Convertible Debentures.	14
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLERS
5.1	Representations and Warranties of Sellers as to Themselves.	15
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE CORPORATION
6.1	Representations and Warranties of the Corporation.	16
ARTICLE 7 REPRESENTATIONS, WARRANTIES OF PURCHASER
7.1	Representations and Warranties of Purchaser.	23

( i )

ARTICLE 8 CLOSING DELIVERIES
8.1	Closing Deliveries of Sellers.	24
8.2	Closing Deliveries of Purchaser.	25
ARTICLE 9 INDEMNIFICATION
9.1	Purchaser Indemnification.	26
9.2	Seller Indemnification.	27
9.3	Time Limitations.	27
9.4	Limitations on Indemnification.	28
9.5	Exclusive Remedy.	29
9.6	Notification.	29
9.7	Direct Claim	29
9.8	Defense of Third Party Claim.	30
9.9	Other Indemnification Matters.	32
9.10	Right of Compensation.	32
9.11	Adjustment to Purchase Price.	32
ARTICLE 10 COVENANTS
10.1	Confidentiality.	32
10.2	Injunctive Relief.	32
10.3	Restrictive Covenants.	33
ARTICLE 11 GENERAL
11.1	Fees and Expenses.	33
11.2	Appointment of Agents	33
11.3	Sellers' Release	34
11.4	Additional Covenants of Purchaser.	35
11.5	Covenants regarding Tax Matters.	36
11.6	Terminated Agreements.	37
11.7	Further Assurances.	37
11.8	Public Announcements.	37
11.9	Benefit of the Agreement.	37
11.10	Entire Agreement.	38
11.11	Amendments and Waivers.	38
11.12	Assignment.	38
11.13	Time of Essence.	38
11.14	Notices.	38
11.15	No Third Party Beneficiaries.	39
11.16	Governing Law and Attornment.	40
11.17	Non-Merger.	40
11.18	Counterparts.	40
11.19	Severability.	40

( ii )

SHARE PURCHASE AGREEMENT

Share Purchase Agreement dated July 17, 2020 among Fairhaven Pharmaceuticals Inc. (the "Corporation"), Liminal BioSciences Inc. ("Purchaser"), The Royal Institution for the Advancement of Learning/McGill University (“McGill”), AMORCHEM, LIMITED PARTNERSHIP ("AmorChem LP"), Genesys Ventures III LP ("Genesys") and MSBI Valorisation Inc. (“MSBI”) (collectively, the "Sellers"), and each of Elizabeth Douville and Jamie Stiff solely in their capacity as the Agents (as defined below) on behalf of the Sellers, and to which intervenes AmorChem Holdings Inc., solely for purposes of Section 11.6 (Terminated Agreements).

WHEREAS Sellers are collectively the beneficial and registered owners of all of the issued and outstanding shares in the capital of the Corporation;

AND WHEREAS Sellers wish to sell all of their shares in the capital of the Corporation to Purchaser and Purchaser wishes to purchase such shares from Sellers upon and subject to the terms and conditions set out herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, Purchaser and Sellers hereby agree as follows:

Article 1
INTERPRETATION

1.1	Definitions.

As used in this Agreement, the following terms have the following meanings:

"Affiliate" has the meaning ascribed thereto in the Canada Business Corporations Act;

"Agents' Expense Fund" means the fund established by the Agents pursuant to Section 11.2, which shall total $[***] on the Closing Date.

"Agreement" means this share purchase agreement, including its Preamble, Recitals, Schedules and Exhibits, as amended, supplemented or restated in writing from time to time in accordance with Section 11.11;

"AmorChem Holdings" means AmorChem Holdings Inc.

"Balance Sheet Test Event" means the consolidated cash and cash equivalents of the Purchaser being equal to at least $[***], in accordance with GAAP, as per IFRS.

"Books and Records" means all books, records, files, customer and supplier lists, business reports, plans, projections and all other documentation, correspondence and other information (in whatever medium and wherever situated, including all data and information stored electronically or on computer-related media) relating to the Business or the Corporation in the possession or under the control of the Corporation or any Seller;

"Business" means the business conducted by the Corporation related to the development of novel, small molecule, oral therapeutics targeting the OXO ETE receptor for severe eosinophilic inflammatory conditions;

"Business Day" means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Vancouver, British Columbia or Montreal, Quebec are not open for business during normal business hours;

"Business IP" means the Owned IP and the Licensed IP;

"Claims" means any claim, demand, complaint, grievance, safety violation, action, cause or right of action, or any proceeding, arbitration, mediation or other dispute resolution procedure, or any orders, writs, injunctions or decrees of any Governmental Authority;

"Closing" means the completion of the Transaction pursuant to this Agreement;

"Closing Date" means the date of this Agreement;

"Closing Indebtedness" means as at the Closing Time, without duplication, all amounts owed and unpaid by the Corporation in respect of (i) all obligations for borrowed money, advancement of funds or the deferred purchase price of property or services; and, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements with respect to borrowed money, in each case (x) including any accrued and unpaid interest or other premium thereon, and (y) as determined in accordance with IFRS in a manner consistent with the methods and practices used to prepare the Financial Statements, provided such methods and practices were in accordance with IFRS.

"Closing Purchaser Share Price" means $$17.5603 per Purchaser Share, being the five (5) trading day VWAP of a Purchaser Share immediately preceding the Closing Time;

"Closing Time" means 12:01 a.m. (Montreal time) on the Closing Date;

"Commercial Off The Shelf Software" means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $5,000 for a perpetual license for a single user or workstation, or $10,000 in the aggregate for all users and workstations.

"Confidential Information" means (i) any and all proprietary information and/or confidential information concerning the Business, the Corporation's products and the Corporation's affairs which may be or have been developed or belongs to or is otherwise possessed by the Corporation, product and engineering specifications, proprietary tooling information, notes, performance analyses of the Corporation's products; compilations, inventions (whether patentable or not) and ideas, research and development data and agreements, test data, legal and regulatory affairs, operations, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, market studies, interpretations, business plans, financial information, and other business and strategic information, trade secrets, ideas, methodologies, skills, knowledge, all access codes to computer programs together with computer programs, facilities, computer codes, databases, database criteria, user profiles, algorithms, modules, scripts, features and modes of operation, designs, technology, products, samples, models, tooling, drawings, ideas, know-how, processes, concepts, formulae, data, techniques, internal documentation, improvements, inventions (whether patentable or not), works of authorship, technical, business, financial, client, marketing, and product development plans, contracts, bids, price lists, forecasts, financial information, pricing data and strategies, marketing plans and strategies, the salaries and terms of compensation of employees, prospective and existing client and supplier names, third-party relationships and other technical or business information, contacts at or knowledge of clients or prospective clients of the Corporation, and other information concerning the Corporation or its clients' actual or anticipated products or services, business, research or development, or any information which is received in confidence by or for the Corporation from any other Person; (ii) any non-public data or statistical information of the Corporation, whether created or developed by the Corporation or on its behalf or with respect to which a Seller may have knowledge or access (whether disclosed to the Seller orally or in writing, or otherwise made available) including, without limitation, any of the foregoing created or developed by a Seller; provided, however, that "Confidential Information" shall not be deemed to apply to: (a) information that, at the time of disclosure is in the public domain or that becomes part of the public domain by publication or otherwise through no action or fault of a Seller or any other party subject to an obligation of confidentiality, or which has been made known or disclosed to a Seller by a third party without a breach of any obligation of confidentiality such third party may have to the Corporation; (b) information that Purchaser authorizes, in writing, a Seller to disclose; (c) information that a Seller is required to disclose pursuant to a final court order that Purchaser has had an opportunity to contest prior to any such disclosure; and (d) information which is independently developed by a Seller from information provided or obtained other than pursuant to or in connection with this Agreement, and without reference to, use of, or reliance on Confidential Information, and to the extent that it was acquired with the right to disclose or use the same.

"Constating Documents" means the articles of incorporation, amalgamation or equivalent, as the case may be, and by-laws;

"Contract" means any agreement, contract, lease, license, undertaking, engagement, guaranty, warranty or commitment of any nature, whether written or oral.

"Corporate Records" means the Books and Records of the Corporation including, (i) all Constating Documents; (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees); and (iii) the share certificate book, securities register, register of transfers and register of directors;

"Corporation's Core Representations" means the representations and warranties of the Corporation contained in Section 6.1(a) (Incorporation, Formation and Qualification), Section 6.1(b) (No Default), Section 6.1(c) (No Conflict), Section 6.1(d) (Required Authorizations and Consents), 6.1(g) (Authorized and Issued Capital of the Corporation), Section 6.1(h) (No Other Agreements to Purchase) and Section 6.1(dd) (No Brokers);

"Damages" means any losses, liabilities, damages or out-of-pocket expenses (including reasonable legal fees and expenses) whether resulting from a Claim that is instituted or asserted by a third party, including a Governmental Authority, or a cause, matter, thing, act, omission or state of facts not involving a third party;

"Development Plan" means a one-page high-level development plan contemplating the development of the Corporation's compound to first patient dosing, on a 3-year scale;

"Discount" means [***] percent [***].

"Employee Plans" means plans, arrangements, Contracts, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, under which the Corporation has, or would have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees of the Corporation, directors or officers, individuals working on contract with the Corporation or other individuals providing services to the Corporation, including for greater certainty each and every retirement, pension, retirement savings, supplemental pension, retiring allowance, bonus or incentive award, profit sharing, deferred compensation, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, termination, severance, unemployment benefits, supplemental income, stock purchase, stock option, phantom stock, equity based, share appreciation rights or material fringe benefit plan, program, agreement, arrangement or policy, except that the term “Employee Plans” shall not include any public statutory plans with which the Corporation is required to comply, including, without limitation, the Canada and Québec pension plans or plans administered pursuant to applicable provincial or state health tax, workers' compensation, workers' safety, employment insurance and parental insurance legislation;

"Employees" means those individuals employed by the Corporation, whether such Persons are employed on a full-time, part-time or temporary basis, active or inactive as of the Closing Date;

"Encumbrance" means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), deemed or statutory trust, title retention agreement or arrangement, restrictive covenant, option, right of first refusal, adverse claim, easement, restriction on the use of real property, or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation, including, for greater certainty, an Encumbrance on any of the Licensed IP or Owned IP;

"Financial Statement Date" means December 31, 2019;

"Financial Statements" means the reviewed annual financial statements of the Corporation as at and for the fiscal years ended 2018 and 2019, prepared in accordance with IFRS and approved by the board of directors of the Corporation;

"Governmental Authority" means any (i) governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, county, municipal, local, or other; (ii) subdivision or authority of any of the above; (iii) stock exchange; and (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxation authority under or for the account of any of the above;

"Governmental Authorizations" means any order, permit, approval, notification, waiver, license or similar authorization issued to or required by the Corporation from any Governmental Authority;

"IFRS" means the International Financial Reporting Standards as adopted by the International Accounting Standard Board, as the relevant time, applied in a consistent basis;

"Investors' Rights Agreement" means the investors' rights agreement entered into between, inter alios, the Corporation, McGill, AmorChem LP and AmorChem Holdings, dated May 16, 2018.

"Intellectual Property" means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, Know-How, concepts, data, methods, tests, compositions, processes and protocols, designs, technology, technical data, schematics, formulae, algorithms, models, prototypes and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property;

"Know-How" means the skill and ingenuity acquired based on an amalgamation of information, including, without limitation, confidential information, trade secrets, technical information, procedures, processes, formulas, technical uses, reports, data, diagrams, drawings, specifications, list of materials, manufacture guidelines and other information such as those contained in lab books;

"Knowledge of the Corporation" means the knowledge of [***] and [***] as to the matters that are the subject of the representations and warranties, after due inquiry, except for purposes of Section 6.1(t) (Intellectual Property), which shall mean the knowledge of [***] as to the matters that are the subject of the representations and warranties, after due inquiry;

"Laws" or "Law" means any and all applicable domestic and foreign (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law or equity, orders, decrees, rules, regulations and by-laws, (ii) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Authority and (iii) to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority;

"Licensed IP" means Intellectual Property owned by Persons other than the Corporation to which the Corporation has been granted a license in or to or has otherwise received or acquired any right to exploit;

"Material Adverse Change" means, when used in connection with the Corporation, the Purchased Shares, the Business or the Corporation's affairs, prospects, operations, assets or condition, any change, occurrence, event, violation, inaccuracy, factor or circumstance that is or would reasonably be expected to be materially adverse to the Corporation, the Purchased Shares, the Business or the Corporation's affairs, prospects, operations, assets or condition, taken as a whole;

"Material Contract" means any of the following Contract of the Corporation:

(i)

any Contract that (A) provides for payments or commitments by the Corporation in excess of $[***] per annum in the aggregate, or (B) provides for payments to, or commitments in favor of, the Corporation in excess of $[***] per annum, in the aggregate;

(ii)	any research, development, consultancy, distributor, sales, advertising, agency or manufacturer's representative Contract;
(iii)	any continuing Contract for the purchase of materials, supplies, equipment or services;
(iv)	any Contract that expires or may be renewed at the option of any Person other than the Corporation so as to expire more than one (1) year after the date of this Agreement;
(v)

any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with IFRS;

(vi)	any Contract for capital expenditures;
(vii)

any confidentiality, secrecy or non-disclosure Contract or any Contract limiting the freedom of the Corporation to engage in any line of business, compete with any other Person, solicit any Persons for any purpose, operate its assets at maximum production capacity or otherwise conduct its business;

(viii)	any Contract with any Person with whom the Corporation do not deal at arm's length within the meaning of the Tax Act;

(ix)

any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(x)	all powers of attorney granted by the Corporation;
(xi)	any employment or services Contract binding the Corporation;
(xii)	any Contract in respect of Business IP; or
(xiii)	any Contract made out of the ordinary course.

"Net Working Capital" means as at the Closing Time, without duplication, the total current assets of the Corporation (including cash, cash equivalents, accounts receivable, inventory, and prepaid expenses), less the sum of (i) the total current liabilities of the Corporation (including the Transaction Expenses, accounts payable, accrued expenses and payroll liabilities, but excluding the Agents’ Expense Fund), and (ii) the Closing Indebtedness not otherwise included in subparagraph (i), as determined in accordance with IFRS in a manner consistent with the methods and practices used to prepare the Financial Statements, provided such methods and practices were in accordance with IFRS.

“Net Working Capital Adjustment Amount” means $[***], being the absolute value of the difference between (1) the Estimated Net Working Capital and (2) the Target Net Working Capital.

“Owned IP” means Intellectual Property in which the Corporation has or purports to have a full or partial ownership interest;

"Parties" means Purchaser and Sellers and a "Party" means any one of them;

"Person" means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning;

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Corporation can be used to specifically identify a Person and any information relating to an identified or identifiable natural person;

"Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or prior to Closing;

"Purchased Shares" means all of the issued and outstanding shares in the capital of the Corporation;

"Purchaser's Core Representations" means the representations and warranties contained in Section 7.1(a) (Incorporation, Formation and Qualification), Section 7.1(b) (Authorization), Section 7.1(c) (Enforceability), Section 7.1(d) (No Conflict), and Section 7.1(f) (Valid Issue of Securities).

"Purchaser's Financial Statements" means the audited consolidated financial statements of Purchaser as at and for the years ended December 31, 2019 and December 31, 2018, including the notes thereto and the management's discussion and analysis thereof;

"Registered IP" means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority (or registrar, in the case of domain names), or any applications for any of the foregoing;

"ROFR and Co-Sale Agreement" means the right of first refusal and co-sale agreement entered into between, inter alios, the Corporation, McGill, AmorChem LP and AmorChem Holdings, dated May 16, 2018.

"Seller Indemnifying Parties" means, collectively, AmorChem LP, Genesys and MSBI;

"Sellers' Core Representations" means all of the representations and warranties of the Sellers contained in Article 5;

"Software" means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs, other than off-the-shelf software;

“Target Net Working Capital” means $0.00;

"Tax Act" means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.) c. 1., and the regulations promulgated thereunder, as amended from time to time;

“Tax Return” or, collectively “Tax Returns” means all returns, declarations, reports, elections, statements, schedules, notices, forms or other documents or information filed or required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax, including any amendments thereto, which have been prepared or filed or required to be prepared or filed with any applicable Governmental Authority;

"Taxation Authority" means any Governmental Authority that is entitled to impose Taxes or to administer any applicable Law related to Taxes;

"Taxes" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Authority including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and governmental plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any other Person;

"Transaction" means the purchase and sale of the Purchased Shares and the other transactions contemplated in this Agreement and the other Transaction Documents;

"Transaction Documents" means this Agreement, the Development Plan and any other agreement or document to be delivered under or pursuant to this Agreement;

"Transaction Expenses" means an amount equal to the sum of, without duplication, of (a) fees, costs and expenses (including fees, costs and expenses of legal counsel) incurred on or prior to Closing in connection with, or anticipation of, or triggered by, the negotiation, execution and delivery of this Agreement and the Transaction Documents and the transactions contemplated hereby, to the extent such fees are payable or reimbursable by the Corporation, (b) any bonus, severance or other payment or other form of compensation that becomes payable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, in each case, to any present or former director, officer, employee, shareholder or consultant of the Corporation, in each case as of or prior to the Closing (or after the Closing if such underlying amount was incurred at the direction of a Seller prior to the Closing), and (c) any applicable sales Tax related to expenses listed in paragraphs (a) and (b) other than sales Tax that is recoverable through credits or refunds.

"Transaction Expenses Confirmation Letters" means written confirmations, in a form reasonably satisfactory to Purchaser, from third-parties reflecting Transaction Expenses owed by the Corporation (whether or not on behalf of the Sellers) with respect to services performed through the Closing Date;

"TSX" means the Toronto Stock Exchange;

"TSX Approval" means the conditional approval of the TSX, in writing, of the issuance of the aggregate number of Purchaser Shares issuable (i) pursuant to the Closing Date Purchase Price; and (ii) upon conversion of the Initial Secured Convertible Debentures, subject only to customary listing conditions and deliveries; and

"Voting Agreement" means the voting agreement entered into between, inter alios, the Corporation, McGill, AmorChem LP and AmorChem Holdings, dated May 16, 2018.

"VWAP" means the volume weighted average trading price of the Purchaser Shares on the TSX (or such other stock exchange upon which the Common Shares are listed, quoted or otherwise traded for the relevant period, if not on the TSX), calculated by dividing the total value by the total volume of Purchaser Shares traded for the relevant period.

1.2	Other Defined Terms.

Term	Section
Additional Secured Convertible Debentures	4.2(b)
Agent	11.2(a)
Agents' Damages	11.2(g)
Base Price	2.2(a)(i)
Closing Purchaser Shares	2.2(b)(i)
Closing Statement	3.3(a)
Closing Date Purchase Price	2.2(a)
Corporation	Recitals
Direct Claim	9.7(a)
Draft Statement	3.2
Estimate Statement	3.1(a)
Estimated Net Working Capital	3.1(a)
First Milestone Payment	3.4(a)(i)
Indemnification Notice	9.6
Indemnified Party	9.6
Indemnifying Party	9.6

Term	Section
Independent Accountant	3.3(a)
Initial Secured Convertible Debentures	4.2(a)
Milestone Event	3.4(a)
Milestone Notice	3.4(b)
Milestone Payment	3.4(a)(ii)
Milestone Payment Date	3.4(b)
Objection Notice	3.3(a)
Pre-Closing Reorganization	4.1
Prepaid Amount	9.8(g)(iii)
Purchase Price	2.2(a)
Purchaser	Preamble
Purchaser's Adjustment Amount	3.3(b)(ii)
Purchaser Indemnified Parties	9.1
Purchaser Shares	2.2(b)(i)
Release Claims	11.3(a)
Releasees	11.3(a)
Releasor	11.3(a)
Second Milestone Payment	3.4(a)(ii)
Seller Indemnified Parties	9.2
Sellers	Preamble
Sellers' Adjustment Amount	3.3(b)(i)
Target Net Working Capital	3.1(a)
Tax Assessment Period	9.3(a)(ii)
Terminated Agreements	11.6
Third Party Claim	9.8(a)
1.3	Headings.

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections, Schedules and Exhibits are to Articles and Sections of and Schedules and Exhibits to this Agreement.

1.4	Extended Meanings.

For the purposes of this Agreement:

(a)	words importing the singular number include the plural and vice versa, words importing any gender include all genders; and
(b)

the term "including" means "including without limiting the generality of the foregoing", the term "include" means "include, without limiting the generality of the foregoing", and the term "third party" means any Person other than Sellers and Purchaser and their respective Affiliates.

1.5	Ambiguity.

The rule of construction that, in the event of ambiguity, the contract will be interpreted against the Party responsible for the drafting or preparation of the contract, will not apply to this Agreement or to the interpretation of this Agreement.

1.6	Statutory References.

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.7	Accounting Principles.

All accounting terms not specifically defined in this Agreement shall, unless otherwise provided, be interpreted in accordance with IFRS.

1.8	Currency.

All references to currency herein are to lawful money of Canada.

1.9	Schedules and Exhibit.

All Schedules and Exhibits attached to this Agreement form an integral part of this Agreement.

Article 2
PURCHASE AND SALE

2.1	Agreement of Purchase and Sale.

Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign and transfer the Purchased Shares to Purchaser, and Purchaser shall purchase the Purchased Shares from Sellers, free and clear of all Encumbrances.

2.2	Purchase Price.
(a)	The aggregate consideration payable by Purchaser to the Sellers for the Purchased Shares (the "Closing Date Purchase Price") on the Closing Date shall be an amount equal to:
(i)	$3,600,433, representing the aggregate base purchase price payable by Purchaser to Sellers for the Purchased Shares (the "Base Price");
(ii)	plus or minus an amount equal to the product of (A) the Discount, and (B) the Net Working Capital Adjustment Amount; and
(iii)	minus the Agents' Expense Fund.

The Closing Date Purchase Price is subject to any post‑Closing adjustments made in accordance with Article 3 and Article 9 (as adjusted, the “Purchase Price”),

(b)	Purchaser shall pay the Closing Date Purchase Price as follows, in each case in accordance with the terms of this Agreement:
(i)

on the Closing Date, by issuing to Sellers, in the proportions set out in Exhibit 2.3, such number of common shares in the capital of Purchaser (the "Purchaser Shares") equal to (A) the Base Price, as adjusted pursuant to Sections 2.2(a)(ii) through 2.2(a)(iii), divided by (B) the Closing Purchaser Share Price (rounded down to the nearest whole share) (such Purchaser Shares to be issued on the Closing, the "Closing Purchaser Shares"); and

(ii)	on the Closing Date, by paying to the Agents, or as otherwise directed by the Agents, an amount equal to the Agents' Expense Fund.
2.3	Allocation of Purchase Price.

The Parties agree to allocate the Purchase Price (including, for greater certainty, any Milestone Payment that becomes payable in accordance with Section 3.4(b)) among Sellers in the proportions set forth in Exhibit 2.3 and to execute and file all Tax Returns and prepare all financial statements on the basis of this allocation.

2.4	Transaction Expenses.

To the extent not already paid as of the Closing Date, Purchaser shall, on behalf of the Corporation, pay, or cause to be paid, at Closing, the Transaction Expenses as set forth in the final Transaction Expenses Confirmation Letters and the Estimate Statement.

Article 3
ADJUSTMENTS

3.1	Delivery of Estimate Statement.
(a)

Three (3) Business Days prior to the Closing Date, Sellers shall have provided Purchaser with a statement (the "Estimate Statement"), attached hereto as Exhibit 3.1, that sets out an estimate of the Net Working Capital at the Closing Time (the “Estimated Net Working Capital”), including a list of the individual components of all Transaction Expenses and the Closing Indebtedness (indicating the amount and the Person to whom such amount is owed), as determined in accordance with IFRS in a manner consistent with the methods and practices used to prepare the Financial Statements, provided such methods and practices were in accordance with IFRS.

(b)

The Corporation and Sellers shall have provided Purchaser with a reasonable opportunity to review and provide comments on a draft of the Estimate Statement prior to the date hereof, and the Estimate Statement will be subject to Purchaser's approval, which will not be unreasonably withheld or delayed.

3.2	Delivery of Closing Statement.

Within sixty (60) days after the Closing Date, Purchaser will cause the Corporation to provide the Agents with a statement (the "Draft Statement") that sets out the determination of the Net Working Capital at the Closing Time, including a list of the individual components of all Transaction Expenses and the Closing Indebtedness (indicating the amount and the Person to whom such amount is owed), as determined in accordance with IFRS in a manner consistent with the methods and practices used to prepare the Financial Statements, provided such methods and practices were in accordance with IFRS. The Draft Statement shall be prepared on the basis of the Estimate Statement attached hereto as Exhibit 3.1 and in a manner consistent with the methods and practices used to prepare the Financial Statements, provided that such Estimate Statement and methods and practices are in accordance with IFRS. Upon reasonable request, (i) Sellers shall cooperate fully with Purchaser and its representatives to the extent required to prepare the Draft Statement, and (ii) at any time after the delivery of the Draft Statement, Purchaser shall provide to Sellers and its representatives access to all working papers of Purchaser and the Corporation and their respective accounting and financial books and records relating to the Business and the appropriate personnel to verify the accuracy, presentation and other matters relating to the preparation of the Draft Statement.

3.3	Net Working Capital Adjustment.
(a)

Within thirty (30) days of receipt of the Draft Statement, the Agents may notify Purchaser in writing of any objections the Agents may have to the Draft Statement and the Net Working Capital (an "Objection Notice"), which Objection Notice will set forth Sellers' calculation of the relevant amounts and a description of the nature and basis for the disagreements. If an Objection Notice is not so delivered to Purchaser, the Draft Statement shall become the "Closing Statement" for the purposes hereof, and the Net Working Capital set forth in the Draft Statement will be final, conclusive and binding on the Parties, and will not be subject to appeal, absent manifest error. If an Objection Notice is so delivered to Purchaser, then the Agents and Purchaser will forthwith and in any event within thirty (30) days, negotiate in good faith to resolve any such objections. In the event that the Agents and Purchaser are unable to resolve all such objections within thirty (30) days after Purchaser's receipt of such Objection Notice, the Agents and Purchaser will submit such remaining disagreements to Raymond Chabot Grant Thorton LLP, and if Raymond Chabot Grant Thorton LLP are unwilling or unable to act (e.g. due to any conflict of interest with either party), to any such other firm that the Parties may mutually agree upon (in either case, the "Independent Accountant"), and Purchaser and the Agents shall use commercially reasonable efforts to cause the determination of the dispute by the Independent Accountant to be made within thirty (30) days of the date of such submission. The Independent Accountant shall allow each of Purchaser and the Agents to submit, in writing, their respective positions regarding the Draft Statement, and Purchaser and the Agents shall have the right to submit additional documents, materials and other written information. The Independent Accountant shall consider such additional documents, materials and other written information. Any such other documents, materials or other information shall be copied to Purchaser and the Agents. Purchaser and the Agents shall jointly instruct the Independent Accountant that: (i) it shall act as an expert in accounting, and not as an arbitrator, to resolve the unresolved disputed items and amounts that were properly included in the notice of objection in accordance with this Agreement; (ii) it shall base their decision solely on the written submissions of Purchaser and the Agents, and not on independent review; and (iii) it may not assign a dollar value to any disputed item greater than the highest amount or less than the lowest amount claimed by Purchaser and the Agents, as applicable. The Independent Accountant's determination of the dispute will be final and binding upon the Parties and shall not be subject to appeal, absent manifest error. The Independent Accountant's determination of the Net Working Capital will be conclusive and binding on the Parties, absent manifest error, and will become the "Closing Statement" for purposes hereof.

(b)	The Purchase Price will be adjusted based on the Closing Statement as follows:
(i)

If the Net Working Capital set forth in the Closing Statement is greater than the Estimated Net Working Capital set forth in the Estimate Statement, an amount equal to the product of (A) the Discount and (B) the amount of such difference will be owed to Sellers by Purchaser (such amount, the "Sellers' Adjustment Amount") and the Sellers' Adjustment Amount shall be satisfied by Purchaser by issuing to Sellers, in the proportions set out in Exhibit 2.3, within ten (10) Business Days of the final determination of the Closing Statement, such number of Purchaser Shares equal to (A) the Sellers' Adjustment Amount, divided by (B) the five (5) trading day VWAP of a Purchaser Share immediately preceding the date of payment (rounded down to the nearest whole share).

(ii)

If the Net Working Capital set forth in the Closing Statement is less than the Estimated Net Working Capital set forth in the Estimate Statement, an amount equal to the product of (A) the Discount and (B) the amount of such difference (such amount, the "Purchaser's Adjustment Amount") shall be satisfied by the Sellers by (i) reducing the First Milestone Payment by the Purchaser's Adjustment Amount; and (ii) reducing the Second Milestone Payment by such amount that the Purchaser's Adjustment Amount exceeds the First Milestone Payment, if applicable.

(c)

Sellers, on the one hand, and Purchaser, on the other hand, will each bear the fees and expenses of their respective accountants, auditors and other professional advisors in preparing, reviewing or settling, as the case may be, the Draft Statement and the Closing Statement. In the case of a dispute and the retention of the Independent Accountant to determine such dispute, the fees and expenses of the Independent Accountant shall be allocated between Purchaser and Sellers' by the Independent Accountant in the same proportion that the aggregate dollar amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the Independent Accountant) bears to the total dollar amount of the disputed items. Purchaser, on the one hand, and Sellers', on the other hand, shall each promptly reimburse the other to the extent that the other party paid more than the amount so required pursuant to the preceding sentence. Such allocation of fees and expenses by the Independent Accountant shall be final, conclusive and binding on the parties.

(d)	Any payment made pursuant to this Section 3.3 shall constitute an adjustment to the Purchase Price.
3.4	Milestone Payment.
(a)

Subject to Section 3.3(b)(ii) (if applicable), Purchaser shall pay to Sellers the following additional amounts upon the achievement by the Corporation of the following events (each, a "Milestone Event"):

(i)	$1,312,399, upon the [***] if such event occurs prior to the fifth anniversary of the Closing Date (the "First Milestone Payment"); and
(ii)

$3,062,265, upon the achievement of the [***] if such event occurs prior to the fifth anniversary of the Closing Date (the "Second Milestone Payment" and, together with the First Milestone Payment, the “Milestone Payments”).

(b)

Purchaser shall promptly notify the Sellers after a Milestone Event has been achieved (the "Milestone Notice"). The First Milestone Payment and Second Milestone Payment shall become payable on the occurrence of the events specified in Sections 3.4(a)(i) and 3.4(a)(ii), respectively, and shall be paid within ten (10) days of the Milestone Notice (a "Milestone Payment Date"), Purchaser shall pay or cause to be paid the corresponding Milestone Payment by issuing to Sellers such number of Purchaser Shares as follows:

(i)

in respect of the First Milestone Payment, by issuing to Sellers, in the proportions set out in Exhibit 2.3, such number of Purchaser Shares equal to (A) the First Milestone Payment (if any), divided by (B) the five (5) trading day VWAP of a Purchaser Share immediately preceding the applicable Milestone Payment Date (rounded down to the nearest whole share); and

(ii)

in respect of the Second Milestone Payment, by issuing to Sellers, in the proportions set out in Exhibit 2.3, such number of Purchaser Shares equal to (A) the Second Milestone Payment (if any), divided by (B) the five (5) trading day VWAP of a Purchaser Share immediately preceding the applicable Milestone Payment Date (rounded down to the nearest whole share).

(c)

The Parties agree and acknowledge that the Milestone Payments relate to underlying goodwill of the Corporation, the value of which cannot reasonably be expected to be agreed upon by the Parties at the Closing Date.

(d)

Any payment made pursuant to this Section 3.4 shall constitute an increase to the Purchase Price. Each of the Sellers and Purchaser shall report the purchase and sale of the Purchased Shares in any Tax Returns in accordance with the provisions of this Section 3.4(d).

Article 4
Pre-Closing Reorganization AND CONVERTIBLE DEBENTURE OFFERING

4.1	Pre-Closing Reorganization.

Prior to the Closing, each Seller shall, and shall have caused the Corporation to, take all steps necessary to effect and carry out the reorganization described in Exhibit 4.1 (the "Pre-Closing Reorganization").

4.2	Secured Convertible Debentures.
(a)

Purchaser and Sellers acknowledge that, concurrently with the execution of this Agreement and under separate secured convertible debentures issued by Purchaser (each, an "Initial Secured Convertible Debenture"), Genesys, AmorChem LP and AmorChem II Fund L.P. (“AmorChem II” and, together with AmorChem LP, “AmorChem”) will lend to Purchaser a principal amount of $1,478,527.61, $266,134.97 and $665,337.42, respectively.

(b)	Each of Purchaser, Genesys and AmorChem LP acknowledges and agrees that:
(i)

at any time prior to March 31, 2022, Genesys and AmorChem, or their respective Affiliates, shall have a collective right (by delivering written notice thereof to Purchaser and the Corporation) to purchase an additional secured convertible debenture issued by the Corporation with a principal amount of up to $3,521,472.39, in the case of Genesys or its Affiliates, and up to $2,218,527.61 in the case of AmorChem or its Affiliates, in each case on substantially the same terms and conditions as set out in the Initial Secured Convertible Debentures; and

(ii)

at any time prior to March 31, 2022 and within 30 days following a Balance Sheet Test Event, Purchaser shall have a right (by delivering written notice thereof to Genesys and AmorChem) to require each of Genesys (or its Affiliates) and AmorChem (or its Affiliates) to, and each of Genesys (or its Affiliates) and AmorChem (or its Affiliates) shall be required to, purchase an additional secured convertible debenture issued by the Corporation with a principal amount of up to $3,521,472.39 in the case of Genesys and its Affiliates, and up to $2,218,527.61 in the case of AmorChem and its Affiliates, in each case on substantially the same terms and conditions as set out in the Initial Secured Convertible Debentures,

each additional secured convertible debenture issued in accordance with subparagraphs 4.2(b)(i) and 4.2(b)(ii), an "Additional Secured Convertible Debenture").

Article 5
REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1	Representations and Warranties of Sellers as to Themselves.

Each Seller represents and warrants on a several and not joint basis to Purchaser, as to itself, the matters set out below as of the date hereof, and acknowledges and agrees that Purchaser is relying on such representations and warranties in connection with the Transaction, notwithstanding any investigation by or on behalf of Purchaser:

(a)

Incorporation, Authority, Capacity and Qualification. Such Seller is duly incorporated, organized, in good standing and existing under the Laws of its jurisdiction of incorporation or formation and has the requisite power and authority to enter into and perform its obligations under this Agreement.

(b)

Enforceability. Each of this Agreement and each other Transaction Document to which such Seller is a party has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of such Seller, as applicable, enforceable against such Seller, as applicable, in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights and (ii) the discretion that a court may exercise in interpreting enforceability of a provision or in the granting of extraordinary remedies such as specific performance and injunction.

(c)

Title to Purchased Shares. Such Seller is the sole and unconditional owner of the Purchased Shares set forth beside its name in Schedule 5.1(c), with a good and valid title thereto, free and clear of all Encumbrances.

(d)

No Other Agreements to Purchase. Except for Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition from such Seller of any of the issued and outstanding shares or other securities of the Corporation, including but not limited to the Purchased Shares.

(e)	Residence of Seller. Such Seller is not (i) a non-resident of Canada for the purposes of the Tax Act, or (ii) a partnership other than a "Canadian partnership" for purposes of the Tax Act.
(f)	No Conflict. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party:
(i)	have been dully authorized by all necessary corporate action on the part of such Seller;
(ii)

do not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) constitute or result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms, conditions or provisions of any contracts to which such Seller is a party or pursuant to which any of their respective assets or property may be affected;

(iii)

do not (or would not with the giving of notice, the lapse of time, or both, or the occurrence of any other event or condition) result in the creation or imposition of any Encumbrance upon any property or asset of such Seller; and

(iv)	will not result in any violation of any Law.
(g)

Litigation. There, are no (i) actions, complaints, claims, grievances, suits or proceedings by any Person (including the Corporation), (ii) arbitration or alternative dispute resolution processes or (iii) any administrative or other proceedings by or before any Governmental Authority, pending or threatened against such Seller, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

(h)

Required Authorizations and Consents. There is no requirement of such Seller to make any filing with, give any notice to, or obtain or maintain any Governmental Authorization or the consent or authorization of any other Person as a condition to the lawful completion of the Transaction.

(i)

No Brokers, etc. No broker, finder, agent or similar intermediary has acted on behalf of such Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable by such Seller in connection with this Agreement or the transactions contemplated hereby.

(j)

Securities Matters. Such Seller (i) has consulted with its professional and legal advisors and is capable of evaluating the merits and risks of its investment in the Purchaser Shares; (ii) will be able to bear the economic risk of its investment in the Purchaser Shares; (iii) acknowledges that it has not received a prospectus or an offering memorandum from Purchaser in connection with its investment in the Purchaser Shares, that subscription for the Purchaser Shares has not been made through or as a result of, and the distribution thereof is not being accompanied by, any advertisement, including without limitation, printed public media, radio, television or telecommunications, including electronic display, or as part of a general solicitation, and that it has relied entirely on the publicly available information and documents of Purchaser and on its own investigation in making the investment decision to receive the Purchaser Shares as partial satisfaction of the Purchase Price; and (iv) is acquiring the Purchaser Shares as principal and not as agent and is acquiring the Purchaser Shares for investment purposes only and not with a view to the resale or distribution. Such Seller further acknowledges that no representation has been made respecting the applicable hold periods imposed by Canadian securities Laws or other resale restrictions applicable to the Purchaser Shares which restrict the ability of a Seller to resell the Purchaser Shares, that such Seller is solely responsible to find out what these restrictions are, and that such Seller is aware that it may not be able to resell the Purchaser Shares except in accordance with Canadian securities Laws and other applicable securities Laws.

Article 6
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

6.1	Representations and Warranties of the Corporation.

The Corporation represents and warrants that the representations and warranties set forth below as of the date hereof and as of the Closing Date, and acknowledge and agree that Purchaser is relying on such representations and warranties in connection with the Transaction notwithstanding any investigation by or on behalf of Purchaser:

(a)

Incorporation, Formation and Qualification. The Corporation is duly incorporated, organized, in good standing and existing under the Laws of its jurisdiction of incorporation and has the power to own and operate its property and carry on its business. The Corporation is duly qualified, licensed or registered to carry on business in all jurisdictions in which the nature of its business or assets makes such qualification necessary or in which it owns or leases any assets or conducts any business.

(b)

No Default. The Corporation is not in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of its Constating Documents.

(c)	No Conflict. The lawful completion of the transactions contemplated by this Agreement:
(i)	have been duly authorized by all necessary corporate action on its part;
(ii)

do not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) constitute or result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any terms, conditions or provisions of (A) the Corporation's Constating Documents or of any resolutions of its board of directors of shareholders, or (B) any Contracts to which the Corporation is a party or pursuant to which any of its assets, property, business or share capital may be affected;

(iii)

do not (or would not with the giving of notice, the lapse of time, or both, or the occurrence of any other event or condition) result in the creation or imposition of any Encumbrance upon any property or asset of the Corporation; and

(iv)	will not result in any violation of any Law.
(d)

Required Authorizations and Consents. There is no requirement of the Corporation to make any filing with, give any notice to, or obtain or maintain any Governmental Authorization or the consent or authorization of any other Person as a condition to the lawful completion of the Transaction.

(e)	Investment Canada Act. The Corporation does not provide any of the services or engage in any of the activities of a business described in subsection 14.1(5) of the Investment Canada Act (Canada).
(f)	Subsidiary. The Corporation has no subsidiary and does not hold any shares or other ownership, equity or proprietary interests in any other Person.
(g)

Authorized and Issued Capital. Schedule 6.1(g) sets forth the authorized capital of the Corporation and all (and not less than all) of the issued and outstanding shares in the capital of the Corporation. All of such shares are outstanding as fully paid and non-assessable, and are registered in the name of Sellers, as set forth in Schedule 6.1(g). Such shares have been issued in compliance with all applicable Laws. There are no outstanding options, warrants, rights, securities, debentures, loans or notes convertible or exchangeable for any shares, units or other securities of the Corporation.

(h)

No Other Agreements to Purchase. Except for Purchaser's rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase, subscription, allotment or issuance of the unissued shares or other securities of the Corporation or the assets of the Corporation.

(i)

Constating Documents. The Corporation's Constating Documents, material resolutions adopted by the shareholders and directors of the Corporation, all of which have been duly adopted, and registers of all past or present securities, shareholders and securities issuances, redemptions and transfers are true, complete and accurate in all material respects. True, correct and complete copies of all Constating Documents of the Corporation and the material resolutions adopted by the shareholders and directors of the Corporation have been delivered to Purchaser.

(j)

Books and Records. All accounting and financial Books and Records have been fully, properly and accurately kept and completed in all material respects. The Books and Records and other data and information of the Corporation are recorded, stored, maintained, operated and held (including any electronic, mechanical or photographic process, whether computerized or not) in a manner which is available to the Corporation in the ordinary course.

(k)

Shareholders Agreement. The Corporation is not subject to, or affected by, any shareholders agreement, voting trust or similar arrangement with respect to the voting or ownership of shares of the Corporation.

(l)	Conduct of Business in the Ordinary Course. Since the Financial Statement Date, the Corporation has carried on its Business in the ordinary course.
(m)

No Material Adverse Change. Since the Financial Statement Date, there has been no Material Adverse Change, and no event has occurred or circumstances exist which would reasonably be expected to result in a Material Adverse Change.

(n)	Compliance with Laws. The Corporation is conducting, and in the past three years has conducted, the Business in compliance with all applicable Laws.
(o)

Title to the Assets. The Corporation owns, with good and valid title, all of the assets (whether real, personal, or mixed and whether tangible or intangible) reflected as being owned by Corporation in the financial Books and Records and the Financial Statements. The Corporation has legal and beneficial ownership of its assets free and clear of all Encumbrances.

(p)

Owned Property. The Corporation is not the owner of, and has never been the owner of, or subject to any Contract, option or similar right to own, any immovable or real property or any interest in any immovable or real property.

(q)	Leases. The Corporation is not party to, or under any Contract to become party to, any offer to lease, promise to lease, lease or sublease with respect to immovable or real property.
(r)

Export. None of the Corporation or any of its Affiliates, and to the Knowledge of the Corporation, no officers, directors, shareholders, agents, distributors, employees or other Persons associated with or acting on its behalf has, in connection with the conduct of the Business, directly or indirectly, (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful payments or expenses for any political activity or to any foreign or domestic governmental official or employee; or (ii)made any false or fictitious entry on the Books and Records of the Corporation or made any bribe, rebate, payoff, kickback or other unlawful payment of any nature using corporate funds or on behalf of the Corporation. The Corporation has not received notice that it, or any of its officers, directors, shareholders, agents, distributors, employees and other Persons associated with or acting on its behalf, is or has ever been the subject of any investigation, complaint or claim by any Governmental Authority of any violation of any Law.

(s)

Material Contracts. Schedule 6.1(s) contains a complete and accurate list of all the Material Contracts to which the Corporation is a party to or to which it is bound by as of the date hereof. The Corporation has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in breach, default or violation or alleged to be in such breach, default or violation of, any Material Contracts. Each Material Contract is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Purchased Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or violation under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to Purchaser.

(t)	Intellectual Property.
(i)

Schedule 6.1(t) contains a complete and accurate list of (A) all Business IP that is Registered IP, with an indication of whether such Business IP is owned or licensed; and (B) all other material unregistered Owned IP. All Registered IP listed in Schedule 6.1(t)(A) is valid, subsisting and enforceable, and all actions required to maintain such Registered IP have been taken by the Corporation. To the Knowledge of the Corporation, all Registered IP listed in Schedule 6.1(t)(B) is valid, subsisting and enforceable, and all actions required to maintain such Registered IP have been taken.

(ii)

Schedule 6.1(t) contains a complete and accurate list of all Material Contracts under which a third-party licenses or provides any Intellectual Property to the Corporation except for Commercial Off The Shelf Software. True, accurate and complete copies of such contracts have been provided to Purchaser.

(iii)

Schedule 6.1(t) contains a complete and accurate list of all Material Contracts under which the Corporation grants to any Person a license in, under or to the Owned IP, whether or not currently exercisable and including a right to receive a license. True, accurate and complete copies of such Contracts have been provided to Purchaser.

(iv)

Other than the Licensed IP disclosed in Schedule 6.1(t) and the Commercial Off The Shelf Software, the Owned IP is all Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted and for the research and development contemplated by the Corporation as of Closing.

(v)	The Business IP is all of the Intellectual Property owned by, licensed to or used by the Corporation.
(vi)

Except as set forth in Schedule 6.1(t), the Corporation owns all right, title and interest in and to the Owned IP, free and clear of all Encumbrances and the Corporation has the right to use, pursuant to a valid license, all other Intellectual Property used or held for use in the Business.

(vii)	The Corporation has taken all reasonable steps to protect its rights in and to the Owned IP, in each case in accordance with industry practice.
(viii)

Except as set forth in Schedule 6.1(t), the Corporation is not a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects any of the Corporation's rights to the Business IP. Except as set forth in Schedule 6.1(t), the Corporation has not granted to any Person any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the Business IP. Except as set forth in Schedule 6.1(t), the Corporation is not obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of Business IP.

(ix)

To the Knowledge of the Corporation, the Business IP does not infringe upon or misappropriate the Intellectual Property rights of any Person. Except as set forth in Schedule 6.1(t), no claims have been asserted or are threatened by any Person alleging that the use of the Business IP by the Corporation infringes upon or misappropriate any of their Intellectual Property rights, asserting any rights of ownership to any of the Business IP or challenging the validity or enforceability of any of the Business IP. Except as set forth in Schedule 6.1(t), to the Knowledge of the Corporation, no Person is currently infringing or misappropriate any of the Business IP.

(x)

Except as set forth in Schedule 6.1(t), following Closing, Purchaser will be entitled to continue to use, practice and exercise rights in, all of the Business IP, to the same extent and in the same manner as used, practiced and exercised by the Corporation prior to Closing without financial obligation to any Person.

(xi)

All current and former employees, officers, managers (or equivalent Persons), agents, consultants, contractors, sub-contractors or others of the Corporation whose duties or responsibilities relate to the creation, development or invention of any Owned IP have entered into Intellectual Property assignment agreements that (A) convey to the Corporation all right, title and interest that such Persons may possess in and to such Intellectual Property and (B) waive all moral rights that such Persons may possess in and to such Intellectual Property. Each such Person has irrevocably waived in writing any non-assignable rights (including moral rights) that such Person may possess in or to any and all such Intellectual Property. No such Person has claimed an ownership interest in any of the Owned IP.

(xii)

Except as set forth in Schedule 6.1(t), no funding, facilities or resources of any government, university, college, other educational institution, multi-national, binational or international organization or research center was used in the development of the Owned IP.

(xiii)

Schedule 6.1(t) contains a complete list of Software owned by, licensed to or used by the Corporation in connection with the Business, except for Commercial Off The Shelf Software. The Corporation is using or holding the Software of which it is not the owner with the consent of or a license from the owner of such Software, all of which such consents or licenses are in full force and effect and, to the Knowledge of the Corporation, no material default exists on the part of any of the parties thereto. There has been no failure or breakdown of any Software which has caused any substantial disruption or interruption in or to the Business. Sellers have in place reasonably adequate procedures to prevent unauthorized access to, and the introduction of viruses into, the Software.

(xiv)

Schedule 6.1(t) sets out the physical location of the computer servers that are currently hosting the Corporation's software systems and Internet websites. Such servers are validly owned or a portion is validly leased by the Corporation. Schedule 6.1(t) sets out a complete and accurate list of all domain names and IP addresses of the Corporation's Internet web homepage and lists all similar names and addresses owned by the Corporation, when the homepage was granted and the date of the next annual payment.

(xv)

The Corporation has complied in all material respects with all applicable laws, contractual and fiduciary obligations and its internal privacy policies relating to the collection, use, disclosure, storage, transfer and any other processing of any Personally Identifiable Information collected, used, disclosed, stored, transferred or processed by the Corporation in any manner or on its behalf by third parties having authorized access to such information.

(u)

Financial Statements. The Financial Statements accurately and fairly present, in conformity with IFRS applied on a consistent basis (except as may be indicated in the notes thereto), the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position of the Corporation as at the respective dates of the relevant statements (subject to normal year-end adjustments).

(v)

No Undisclosed Liabilities. Except as reflected or specifically reserved against in the balance sheet forming part of the Financial Statements or specifically disclosed in a note therein, the Corporation has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), and there is no existing condition or situation which could be reasonably expected to result in any such liabilities or obligations.

(w)

Indebtedness. The Corporation has no liability or obligations for indebtedness. There is no event or condition that results (or would result with the giving of notice, the lapse of time, or both) in a breach or a violation of, or conflict with, or allow any Person to exercise rights under any Contracts relating to or evidencing such indebtedness.

(x)

Bank Accounts and Powers of Attorney. Schedule 6.1(x) is a true, correct and complete list showing (i) the name of each bank in which the Corporation has an account or safety deposit box and the names of all Persons authorized to draw on the account or to have access to the safety deposit box and (ii) the names of all Persons holding powers of attorney from the Corporation. Copies of the powers of attorney, if any, have been provided to Purchaser.

(y)

Governmental Authorizations. The Corporation owns, possesses or lawfully uses in the operation of the Business all Governmental Authorizations which are necessary for it to conduct the Business as presently or previously conducted in material compliance with all applicable Laws. Each Governmental Authorization is valid, subsisting and in good standing, the Corporation is not in default or breach of any Governmental Authorization and, to the Knowledge of the Corporation, no proceeding is pending or threatened to revoke or limit any Governmental Authorization.

(z)	Employees and Employee Plans.
(i)	The Corporation does not currently employ, and has never employed, any Employees, nor does it engage the services of any service provider, independent contractor or dependent contractor.
(ii)

The Corporation is not, and has never been, subject to any claim for wrongful dismissal, constructive dismissal or any other claim, complaint or litigation relating to employment, discrimination or termination of employment of any current or former Employees or relating to any failure to hire a candidate for employment.

(iii)

There are no severance, compensation, change of control, employment, retention or other Contracts or benefit plans with current or former Employees providing for cash or other compensation, benefits or acceleration of benefits upon the consummation of, or relating to, the transactions contemplated by this Agreement, including a change of control of the Corporation.

(iv)	There are no Employee Plans and the Corporation has never sponsored, contributed to or been a party, directly or indirectly, to any Employee Plan or any similar arrangement.

(aa)	Litigation.
(i)

There are no (A) actions, complaints, claims, grievances, suits or proceedings by any Person (including the Corporation), (B) arbitration or alternative dispute resolution processes or (C) any administrative or other proceedings by or before (or, to the Knowledge of the Corporation, any investigation by) any Governmental Authority, pending or, to the Knowledge of the Corporation, threatened against or affecting the Corporation or the Business or assets, and to the Knowledge of the Corporation, there is no valid basis for any such action, complaint, grievance, suit, proceeding, arbitration or investigation by or against the Corporation;

(ii)	The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Corporation settled any claim prior to being prosecuted in respect of it; and
(iii)	The Corporation is not the plaintiff or complainant in any Claim.
(bb)	Tax Matters.
(i)	Accrued Taxes. Since the Financial Statement Date, to the Knowledge of the Corporation, the Corporation has only incurred liabilities for Taxes arising in the ordinary course of business.
(ii)

Withholdings. To the Knowledge of the Corporation, the Corporation has, in all material respects, withheld the amount of all Taxes required to be withheld and has timely paid such amounts when due, in the form required under applicable Laws, or if not yet due, made adequate provision in its Books and Records for the payment of such amounts to the proper receiving authorities.

(iii)

Jurisdictions of Taxation. To the Knowledge of the Corporation, the Corporation has not been, nor is currently, required to file any Tax Returns or other filings with any Taxation Authority located in any jurisdiction other than its jurisdiction of incorporation. The Corporation has not been notified by any Governmental Authority in a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in such jurisdiction.

(iv)

Various. To the Knowledge of the Corporation, there are no circumstances existing, or that have existed, which could result, or have resulted, in the application of sections 78 or 80 to 80.04 of the Tax Act to the Corporation. The Corporation has not claimed, nor will it claim, any reserve under any provision of the Tax Act or any equivalent provision in respect of its taxation year ending in connection with the Closing.

(cc)

Non-Arm's Length Transactions. Except as set out in Schedule (bb), there are no current Contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by the Corporation) between the Corporation on the one hand, and any (i) officer or director of the Corporation, (ii) Sellers, or (iii) any Affiliate or associate of any officer or director of the Corporation, Sellers, on the other hand.

(dd)

No Brokers, etc. No broker, finder, agent or similar intermediary has acted on behalf of any Seller or the Corporation in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable by any Seller or the Corporation in connection with this Agreement or the transactions contemplated hereby.

(ee)

Full Disclosure. This Agreement does not (i) contain any untrue statement of a material fact in respect of the affairs, prospects, operations or condition of the Corporation, the Business or the transactions contemplated herein, or (ii) to the Knowledge of the Corporation, omit any statement of a material fact necessary in order to make the statements in respect of, the affairs, prospects, operations or condition of the Corporation, the Business or the transactions contemplated by the Agreement contained herein not misleading.

Article 7
REPRESENTATIONS, WARRANTIES OF PURCHASER

7.1	Representations and Warranties of Purchaser.

Purchaser represents and warrants to Sellers the representations and warranties set forth below as of the date hereof and as of the Closing Date, and acknowledges and agrees that Sellers are relying on such representations and warranties in connection with the Transaction:

(a)

Incorporation, Formation and Qualification. Purchaser is a corporation duly incorporated, organized and existing under the Laws of Canada and has the corporate power and authority to own and operate its property and enter into and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party.

(b)

Authorization. The execution and delivery of and performance by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated by such agreements and documents have been duly authorized by all necessary action.

(c)

Enforceability. Each of this Agreement and each other Transaction Document to which Purchaser is a party has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, Purchaser, enforceable against Purchaser in accordance with its terms subject only to any limitation under applicable Laws relating to (i) bankruptcy, winding-up, insolvency, arrangement and other similar Laws of general application affecting the enforcement of creditors' rights and (ii) the discretion that a court may exercise in interpreting enforceability of a provision or in the granting of extraordinary remedies such as specific performance and injunction.

(d)

No Conflict. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the issuance by Purchaser of the Purchaser Shares hereunder, do not and will not (or would not with the giving of notice, the lapse of time, or both, or the happening of any other event or condition) result in a breach, default or violation of, or conflict with, or allow any other Person to exercise any rights under, any term, condition or provision of its Constating Documents or any resolutions of its board of directors or shareholders, and will not result in any violation of any Law.

(e)

Financial Statements. The Purchaser's Financial Statements fairly present, in all material respects, in conformity with IFRS applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Purchaser and its consolidated affiliates as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

(f)

Valid Issue of Securities. At Closing, all necessary corporate action will have been taken or will be taken by Purchaser to duly authorize all issuances to Sellers of the Purchaser Shares. At Closing, all necessary corporate action will have been taken by Purchaser to allot for issuance to Sellers the Purchaser Shares to be issued as herein provided and, upon Closing, the Purchaser Shares will be validly issued as fully paid and non-assessable shares in compliance with all applicable Laws, including applicable securities Laws. At Closing, all consents, approvals, permits, authorizations or filings as may be required under applicable securities Laws or from the TSX necessary for the execution and delivery of, and the performance by Purchaser of its obligations hereunder (including the issuance to Sellers of the Purchaser Shares) will have been made or obtained.

(g)

Securities Law Matters. Purchaser is a reporting issuer in all provinces of Canada, is in material compliance with all applicable Canadian securities Laws therein and is not on the list of reporting issuers in default under the Canadian securities Laws of such provinces. The Purchaser Shares are listed and posted for trading on the TSX and Purchaser is in material compliance with the rules of the TSX. Purchaser is not subject to any delisting, suspension of trading in or cease trading or other order that may operate to prevent or restrict trading in the Purchaser Shares, and no proceedings have been initiated or, to the knowledge of Purchaser, are pending or threatened by any Governmental Authority in relation thereto. In the past three (3) years, Purchaser has filed or furnished, as applicable, in a timely manner, all documents and information required to be filed or furnished by it under applicable securities Laws with all applicable Governmental Authorities and the TSX and all such documents and information were, as of their respective dates of such filings, in compliance in all material respects with all applicable Canadian securities Laws and at the time filed or furnished did not contain any misrepresentations, unless such document or information was subsequently corrected or superseded prior to the Closing Date. Purchaser has not filed any confidential material change report with any Governmental Authority or the TSX which remains confidential as of the date of this Agreement.

(h)	Compliance with Laws. Purchaser is conducting, and in the past three years has conducted, its business in compliance in all material respects with all applicable Laws.
(i)

Litigation. There, are no (i) actions, complaints, claims, grievances, suits or proceedings by any Person, (ii) arbitration or alternative dispute resolution processes or (iii) any administrative or other proceedings by or before any Governmental Authority, pending or threatened against Purchaser, which prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

Article 8
CLOSING DELIVERIES

8.1	Closing Deliveries of Sellers.
(a)	On or before the Closing Date, Sellers shall have delivered or caused to be delivered to Purchaser the following in form and substance satisfactory to Purchaser:
(i)

share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable stock transfer powers duly executed in blank, in either case, by the holders of record, together with evidence satisfactory to Purchaser that Purchaser or its nominee(s) have been entered upon the books of the Corporation as the holder of the Purchased Shares;

(ii)

certified copies of (i) the Constating Documents of the Corporation; and (ii) all resolutions of the directors of the Corporation approving the entering into and completion of the transactions contemplated by this Agreement;

(iii)	the Corporate Records;
(iv)	a recent certificate of compliance or similar certificate with respect to the Corporation issued by the appropriate government officials of its jurisdiction of incorporation;
(v)	duly executed resignations and releases effective as at Closing of each director and officer of the Corporation;
(vi)	the Transaction Expenses Confirmation Letters;
(vii)

releases in favour of the Corporation from the secured creditors identified in Schedule 8.1(a)(vii) or an undertaking on their part, in form satisfactory to Purchaser, that they will release their Encumbrances promptly after Closing;

(viii)	an amended and restated version of the May 16, 2018 license agreement between the Corporation, McGill and The Florida Institute of Technology;
(ix)

evidence that the license agreement effective June 11, 2014 (as amended) between McGill, Florida Institute of Technology, and AmorChem Holdings Inc. (and all sublicenses granted thereunder) was terminated, effective May 18, 2018;

(x)	confirmatory assignment agreements entered into between the Corporation and each of Five Corners Capital Inc., Gary Bridger, William Powell and Kenneth Galbraith; and
(xi)	evidence of completion of the Pre-Closing Reorganization.
8.2	Closing Deliveries of Purchaser.
(a)	On or before the Closing Date, Purchaser shall have delivered or caused to be delivered to Sellers the following in form and substance satisfactory to Sellers acting reasonably:
(i)	the TSX Approval;
(ii)

certified copies of (i) the Constating Documents of Purchaser; and (ii) all resolutions of the board of directors of Purchaser approving the entering into and completion of the transactions contemplated by this Agreement;

(iii)	a recent certificate of status, compliance, good standing or similar certificate with respect to Purchaser issued by the appropriate government officials of its jurisdiction of incorporation;
(iv)

evidence of delivery and issuance of the Closing Purchaser Shares registered in the Sellers' respective names (share certificates or Direct Registration Statements as applicable), together with evidence that such Sellers or their nominees have been entered upon the books of Purchaser as the holder of the Purchased Shares;

(v)	the payment of the Transaction Expenses referred to in Section 2.4; and
(vi)	the payment of the Agents' Expense Fund referred to in Section 2.2(b)(ii).

Article 9
INDEMNIFICATION

9.1	Purchaser Indemnification.
(a)

Corporation-Specific Matters. From and after the Closing (but subject to the limitations set forth in Sections 9.3 and 9.4), each Seller Indemnifying Party will, on a several but not joint basis, indemnify, defend and save harmless Purchaser, each of its Affiliates and each of their respective officers, directors, employees and agents (collectively, the "Purchaser Indemnified Parties" and each of them, a "Purchaser Indemnified Party"), from and against an amount equal to the product of (i) the Discount and (ii) any and all Damages which any of Purchaser Indemnified Parties may suffer or incur as a result of, in respect of or arising out of:

(i)	any breach or inaccuracy of a representation or warranty of the Corporation set forth Article 6;
(ii)	any breach of any covenant or agreement of the Corporation set forth in this Agreement;
(iii)	any failure of the Corporation to perform or fulfil any of its covenants or agreements under this Agreement or in any Transaction Document;
(iv)	all Closing Indebtedness not taken into account in the final determination of the Purchase Price;
(v)	the Pre-Closing Reorganization; and
(vi)

any Claims by any current or former securityholders of the Corporation relating to the inaccurate allocation or disbursement of the Purchase Price or the determination of the Sellers’ pro rata share in the proportions set out in Exhibit 2.3.

(b)

Seller-Specific Matters. From and after the Closing (but subject to the limitations set forth in Sections 9.3 and 9.4), each Seller will indemnify, defend and save harmless the Purchaser Indemnified Parties from and against any and all Damages which any of Purchaser Indemnified Parties may suffer or incur as a result of, in respect of or arising out of:

(i)	any breach or inaccuracy of a representation or warranty of such Seller set forth Article 5;
(ii)	any breach of any covenant or agreement of such Seller set forth in this Agreement; and
(iii)	any failure of such Seller to perform or fulfil any of its covenants or agreements under this Agreement or in any Transaction Document.

9.2	Seller Indemnification.

From and after the Closing (but subject to the limitations set forth in Sections 9.3 and 9.4), Purchaser will indemnify, defend and hold harmless Sellers, each of their respective Affiliates and each of their respective officers, directors, employees, agents (collectively, "Seller Indemnified Parties" and each of them, a "Seller Indemnified Party") from and against all Damages which any of Seller Indemnified Parties may suffer or incur as a result of, in respect of or arising out of:

(a)	any breach or inaccuracy of a representation or warranty of Purchaser set forth in Article 7;
(b)	any breach of any covenant or agreement of Purchaser set forth in this Agreement; and
(c)	any failure of Purchaser to perform or fulfil any of its covenants or agreements under this Agreement or in any Transaction Document.
9.3	Time Limitations.
(a)

The representations and warranties of the Corporation, Sellers and Purchaser contained in this Agreement will survive the Closing and, notwithstanding the Closing, continue in full force and effect for a period of [***] after the Closing, except that:

(i)

the Sellers' Core Representations, the Corporation's Core Representations and the Purchaser's Core Representations will survive Closing and continue in full force and effect without limitation of time;

(ii)	any Claim involving fraud or fraudulent misrepresentation will survive Closing and continue in full force and effect without limitation of time; and
(iii)

the representations and warranties set out in Section 6.1(bb) (Tax Matters) will survive until the date that is [***] days following the expiration of the period ("Tax Assessment Period") during which any Tax assessment may be issued by a Taxation Authority in respect of any matters to which such representations and warranties extend. The Tax Assessment Period will be determined having regard to any consent, waiver, agreement or other document that extends the period during which a Taxation Authority may issue a Tax assessment, provided such consents, waivers, agreements or other documents were executed or granted by the Corporation prior to the Closing Date or with the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Agents if executed or granted after the Closing. A Tax assessment includes any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law.

(b)

The obligations of indemnification set out in Sections 9.1 and 9.2 will survive Closing and continue in full force and effect without limitation of time, except for the obligations of indemnification arising from Sections 9.1(a)(i) and 9.2(a), which will be subject, respectively, to the limitations regarding survival of representations and warranties set forth in Section 9.3(a).

(c)

An obligation to indemnify for Damages will continue after the end of the applicable survival period set forth in this Agreement if a bona fide Claim with respect to such Damages was made in accordance with this Agreement before the end of the applicable survival period. If such a Claim is made in accordance with this Agreement before the end of the applicable survival period, then the party making such Claim may make subsequent Claims related to the same matter if the nature and extent of the Damages is not known at the time the Claim is made, even if such subsequent Claims are made after the expiry of the applicable survival period.

9.4	Limitations on Indemnification.
(a)

With respect to any Damages pursuant to Section 9.1(a), each Seller Indemnifying Party shall only be required to indemnify, defend or hold harmless the Purchaser Indemnified Parties against, and reimburse the Purchaser Indemnified Parties for, such Seller Indemnifying Party's pro rata share, in the proportions set out in Exhibit 9.4(a).

(b)

Notwithstanding anything to the contrary contained in this Agreement other than Section 9.4(e), each Seller Indemnifying Party shall not be required to indemnify, defend or hold harmless the Purchaser Indemnified Parties against, or reimburse the Purchaser Indemnified Parties for, any Damages:

(i)

pursuant to Section 9.1(a)(i) unless and until the aggregate amount of all such Damages exceeds $[***] (the "Basket Amount"), provided that (A) if the amount of Damages exceeds the Basket Amount, the Purchaser Indemnified Parties shall be entitled to recover the Basket Amount as well as all Damages in excess of the Basket Amount, and (B) the Discount shall not be applied for the purposes of calculating whether the Damages exceed the Basket Amount;

(ii)	pursuant to Section 9.1(a)(i) with respect to any individual claim of less than $[***]; and
(iii)

pursuant to Section 9.1(a)(i) in excess of [***], in the aggregate, of the value of the Purchaser Shares actually received by such Seller Indemnifying Party pursuant to this Agreement (plus, (i) in the case of AmorChem LP, [***] of the value of the Purchaser Shares actually received by McGill; and (ii) in the case of Genesys, [***] of the value of the Purchaser Shares actually received by McGill), as such value shall have been determined pursuant to Section 2.2, it being understood that Purchaser shall be entitled to reduce the First Milestone Payment and the Second Milestone Payment, as the case may be, by such amount up to such [***] limitation (plus, (i) in the case of AmorChem LP, [***] of the value of the Purchaser Shares actually received by McGill; and (ii) in the case of Genesys, [***] of the value of the Purchaser Shares actually received by McGill), if applicable;

provided that this Section 9.4(b) does not apply to Damages (i) with respect to the Corporation's Core Representations and the representations and warranties set out in Section 6.1(bb) (Tax Matters), or (ii) resulting from any fraud or fraudulent or willful misconduct of such other Party.

(c)

Subject to Section 9.4(e), notwithstanding anything to the contrary contained in this Agreement (i) each Seller Indemnifying Party's maximum aggregate liability to the Purchaser Indemnified Parties' under this Article 9 shall not exceed [***] pursuant to this Agreement (plus, (i) [***]), as such value shall have been determined pursuant to Section 2.2 (the "Value of Purchaser Shares Received"); and (ii) Purchaser's maximum aggregate liability to the Seller Indemnified Parties under this Article 9 shall not exceed the [***]; provided that this Section 9.4(c) does not apply to Damages resulting from any fraud or fraudulent or willful misconduct of such other Party, and provided further that Purchaser shall be entitled to reduce the First Milestone Payment and the Second Milestone Payment, as the case may be, by such amount that the Damages exceed the Value of Purchaser Shares Received, if applicable.

(d)

The Seller Indemnifying Parties shall have no obligation to indemnify the Purchaser Indemnified Parties with respect to, or arising out of, any Damages with respect to the Corporation's Core Representations of which [***] had actual knowledge at the time of Closing.

(e)

Notwithstanding anything to the contrary contained in this Agreement, nothing in this Article 9 shall limit a Party's right to recover from any other Party any Damages resulting from any fraud or fraudulent or willful misconduct of such other Party. For greater certainty, the Parties agree that the Discount shall not apply to any Damages that are the subject matter of a claim for indemnification arising under Section 9.1(a) and resulting from any fraud or fraudulent or willful misconduct of such other Party.

9.5	Exclusive Remedy.

Except for claims for fraud or fraudulent or willful misconduct and as provided in Sections 3.3 (Net Working Capital Adjustment), 9.10 (Right of Compensation) and 10.2 (Injunctive Relief), the indemnification rights set forth in Article 9 shall be the sole and exclusive remedy of the Parties for any claim arising out of this Agreement or the Transaction.

9.6	Notification.

Promptly upon obtaining knowledge thereof, the party being indemnified under this Agreement (the "Indemnified Party") shall notify the party providing for indemnification under this Agreement (the "Indemnifying Party"), as the case may be, in writing of any cause which the Indemnified Party has reasonably determined has given or would reasonably be expected to give rise to indemnification under this Article 9 (an "Indemnification Notice"). The failure to promptly notify the Indemnifying Party pursuant to this Section 9.6 shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except and to the extent that the Indemnifying Party is prejudiced by the Indemnified Party's failure to give such prompt notice, and then only to the extent of such prejudice. Such written notice of such Claim shall describe in reasonable detail the quantum (to the extent quantifiable at such time), facts and circumstances with respect to the subject matter of such Claim.

9.7	Direct Claim
(a)

Following receipt of Indemnification Notice pursuant to Section 9.6 relating to a claim that is not a Third Party Claim (a "Direct Claim"), the Indemnifying Party, after giving notice to the Indemnified Party within [***] days of such receipt, has [***] days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(b)

If, after the investigation, the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the [***] period specified in Section 9.7(a). The dispute notice will describe in reasonable detail the nature of the Indemnifying Party's dispute. During the [***] day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that [***] day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject only to this Agreement, including its right to submit such dispute to a court of competent jurisdiction in accordance with Section 11.16. If the Indemnifying Party fails to respond in writing to the Direct Claim within the [***] day period specified in Section 9.7(a), the Indemnifying Party is deemed to have agreed to the validity and amount of the Direct Claim and shall promptly pay in full the amount of the Direct Claim to the Indemnified Party.

9.8	Defense of Third Party Claim.
(a)

If any legal proceeding shall be instituted or any Claim or demand shall be asserted by a third party against the Indemnified Party (each a "Third Party Claim"), then the Indemnifying Party shall have the right, after receipt of the Indemnification Notice under Section 9.6 and upon giving notice to the Indemnified Party within thirty (30) days of such receipt, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

(i)

the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense; provided that the fees and expenses of the Indemnified Party's counsel shall be at the expense of the Indemnifying Party prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defense of the Third Party Claim;

(ii)	the Third Party Claim does not relate to a contract that, in the opinion of Purchaser, is material to the business of the Corporation or Purchaser;
(iii)	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;
(iv)	the Indemnifying Party unconditionally acknowledges in writing that it will indemnify and hold the Indemnified Party harmless with respect to the Third Party Claim; and
(v)	legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

The Indemnifying Party shall pay all amounts payable pursuant to a Third Party Claim in accordance with the terms of the settlement or final non-appealable judgment.

(b)

Notwithstanding the foregoing, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim, if (i) the Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement; (ii) in cases where the Indemnifying Party is also party to the Third Party Claim, the Indemnified Party determines in good faith that joint representation would not be appropriate, or (iii) in the reasonable judgement of the Indemnified Party, the estimated amount of likely Damages in connection with such claim is greater than the unused portion of the maximum liability the Indemnifying Party is liable for as set forth in Section 9.4.

(c)

The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim without the prior written consent of the Indemnified Party, unless:

(i)

the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the third Person making the Third Party Claim or waive any rights that the Indemnified Party may have against such third Person making the Third Party Claim; and

(ii)

the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it may have with respect to the Third Party Claim.

(d)

If the Indemnifying Party fails within thirty (30) days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with this Section 9.8, then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause the Indemnifying Party to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party; provided that, the Indemnified Party shall keep the Indemnifying Party informed about the status of such Third Party Claim and the Indemnifying Party shall have an opportunity to consult on the negotiation, settlement or defence of any Third Party Claim, at the Indemnifying Party's own expense.

(e)

With respect to a Third Party Claim, each of the Indemnifying Party and the Indemnified Party shall, at the expense of the Indemnifying Party, use its reasonable efforts to make available to the other party or the other party's representatives on a timely basis those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party or the Indemnified Party, as applicable, in evaluating and defending any such Claims and any available documents, records and other materials relating to such Third Party Claim, and shall otherwise cooperate on a timely basis in the defense of such Claim.

(f)

If an Indemnified Party is required by applicable Law to make a payment to any Person in connection with a Third Party Claim before the completion of settlement negotiations or related proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any Damages under such Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from such third Person, pay such difference to the Indemnifying Party.

(g)	In addition to the foregoing, if the Third Party Claim is in respect of Taxes, the following additional rules shall also apply:
(i)

if the Indemnifying Party is entitled to and elects to assume the investigation and defense of a Third Party Claim in respect of Taxes then the Indemnifying Party shall provide to the Indemnified Party in a timely manner (A) any proposed written communications and other documents to be submitted to the relevant Governmental Authority or filed with a court in respect of any assessment or reassessment for review by the Indemnified Party and (B) copies of any correspondence received from the Governmental Authority relating to such Third Party Claim. The Indemnifying Party shall consult with the Indemnified Party with respect to the materials provided pursuant to (A) above prior to the submission or filing thereof;

(ii)

notwithstanding anything in this Article 9, if the Indemnified Party has assumed control of the investigating and defense of a Third Party Claim in respect of Taxes, the concurrence of the Indemnifying Party to any compromise or settlement of such Third Party Claim shall not be required and the Indemnifying Party shall be bound by any such compromise and settlement, provided that, the Indemnified Party shall keep the Indemnifying Party informed about the status of such Third Party Claim and the Indemnifying Party shall have an opportunity to consult on the negotiation, settlement or defence of any Third Party Claim, at the Indemnifying Party's own expense;

(iii)

the Indemnifying Party's right to defend at any time any such Third Party Claim shall only apply after payment to the applicable Governmental Authority of the amount of Tax subject at that time to collection measures by the applicable Governmental Authority (the "Prepaid Amount"). In the event such Third Party Claim is subsequently settled in accordance with the terms of a settlement or final non appealable judgment, the Indemnified Party shall promptly reimburse to the Indemnifying Party the lesser of: (i) the Prepaid Amount and any interest received from the Governmental Authority thereon (net after-Tax); and (ii) the Prepaid Amount less the final amount of Tax due pursuant to such Third Party Claim in accordance with the terms of such settlement or final non appealable judgment.

9.9	Other Indemnification Matters.
(a)

A Party shall not be entitled to double recovery for any Damages, even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the other Party in this Agreement.

(b)

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of a Party to mitigate any Damages which it may suffer or incur by reason of the breach by the other Party of any representation, warranty or covenant of that other Party under this Agreement.

9.10	Right of Compensation.

Purchaser has the right, in addition to the other remedies provided in this Article 9, to extinguish by compensation its debt to pay to Sellers such amount of the Purchase Price pursuant to Section 2.2, any adjustment thereof pursuant to Section 3.3 and any Milestone Payment payable pursuant to Section 3.4 against an equivalent amount of any Damages due to Purchaser Indemnified Parties under this Agreement by Sellers. If the payment of Damages is disputed by Sellers, Purchaser will be entitled to withhold an equivalent amount to that so disputed until such dispute is finally settled, either by mutual agreement between the Parties or by a court of competent jurisdiction in accordance with Section 11.16.

9.11	Adjustment to Purchase Price.

Any payment made by Sellers pursuant to this Article 9 will constitute a [***] decrease of the Purchase Price and any payment made by Purchaser pursuant to this Article 9 will constitute a [***] decrease increase in the Purchase Price.

Article 10
Covenants

10.1	Confidentiality.

Each Seller shall keep confidential all Confidential Information which is now, or will at any time in the future be, in its possession or under its control and shall not, directly or indirectly, without the specific prior written consent of Purchaser, divulge, disclose, furnish, disseminate or otherwise make available to any Person, or use for the Seller's own benefit, any Confidential Information.

10.2	Injunctive Relief.

Each Seller acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Article 10 by it, Purchaser's remedy in the form of monetary damages will be inadequate. Therefore, Purchaser shall be and is hereby entitled, in addition to all other rights and remedies available to it, to apply to a court of competent jurisdiction for interim and permanent injunctive relief without the necessity of posting a bond or other security.

10.3	Restrictive Covenants.

Purchaser and the Sellers agree (a) any "restrictive covenant" (as that term is defined for the purposes of Section 56.4 of the Tax Act and its provincial equivalent, a “Restrictive Covenant”) granted under this Agreement or any other Transaction Document is integral to this Agreement and intended to maintain or preserve the value of the Purchased Shares to Purchaser, (b) no portion of the Purchase Price is allocated to any such Restrictive Covenant and no proceeds are receivable by the Sellers for granting any such Restrictive Covenant and (c) any such Restrictive Covenant meets the requirements specified in clause 56.4(7)(b)(ii)(B) of the Tax Act. The parties intend that the conditions set forth in section 56.4(7) of the Tax Act (and the equivalent provision of any applicable provincial Tax legislation) have been met such that subsection 56.4(5) of the Tax Act (and the equivalent provisions of any applicable provincial Tax legislation) applies to the Restrictive Covenant. At the request of the Sellers, Purchaser shall jointly file with Sellers an election under subsection 56.4(7) of the Tax Act. Purchaser shall have no responsibility or liability in respect of such election other than its execution.

Article 11
GENERAL

11.1	Fees and Expenses.

Subject to Section 2.4 and Section 3.3(c), Purchaser will pay for its own fees and expenses and Sellers shall pay for their own fees and expenses as well as the fees and expenses of the Corporation which are, in each case, incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Transaction and the agreements contemplated by them, including the fees and expenses of legal counsel, investment advisers and accountants.

11.2	Appointment of Agents
(a)

In order to administer efficiently the determination of certain matters under this Agreement, each Seller grants to each of [***], or any successor thereto appointed by the Sellers representing a majority of the Purchased Shares on the Closing Date, its respective irrevocable mandate to act as each such Seller's mandatary with respect to all matters under this Agreement and the other Transaction Documents (collectively, the "Agents" and each an “Agent”).

(b)

Without limiting the generality of the foregoing, the Agents have full power and authority to make all decisions and take all actions relating to Sellers' respective rights, obligations and remedies under this Agreement and the other Transaction Documents including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification on behalf of Sellers and to defend against indemnification claims of Purchaser. All decisions and actions taken by the Agents are binding upon all Sellers, and no Seller has the right to object, dissent, protest or otherwise contest the same.

(c)

Purchaser is entitled to deal only with and, rely on decisions made by, the Agents in respect of all matters arising under this Agreement including to receive and make payments, to receive and send notices (including notices of termination), to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to seek indemnification against Sellers or any one of them and to defend against indemnification claims of Sellers.

(d)

All references in this Agreement and the other Transaction Documents to decisions and actions to be taken by Sellers or any one of them, as the case may be, are deemed taken by Sellers or any one of them, as the case may be, if such decisions or actions are taken by the Agents. All references in this Agreement and the other Transaction Documents to decisions and actions to be taken by Purchaser and directed to Sellers or any one of them, as the case may be, are deemed directed to Sellers or any one of them, as the case may be, if such decisions or actions are directed by Purchaser to the Agents.

(e)

In no event will Purchaser be held responsible or liable for the application or allocation of any monies paid to the Agents by Purchaser, and Purchaser will be entitled to rely upon any notice provided to Purchaser by the Agents or action taken by Agent acting within the scope of Agent's authority set out in this Agreement.

(f)

Notwithstanding the foregoing, no payment, notice, receipt or delivery of documents, exercise, enforcement or waiver of rights or conditions, indemnification claim or indemnification defence will be ineffective by reason only of it having been made or given to or by a Seller directly if each of Purchaser and such Seller consent by virtue of not objecting to such dealings without the intermediary of the Agents.

(g)

Each of the Parties acknowledges and agrees that each Agent is serving in that capacity solely for purposes of administrative convenience, and is not liable in such capacity for any of the obligations of any Seller, and Purchaser agrees that neither it, nor any of the Purchaser Indemnified Parties, will look to the assets of such Agent, acting in such capacity, for the satisfaction of any obligations to be performed by any Seller. Moreover, each of the Sellers acknowledges and agrees that he, she or it shall indemnify, on a several and not joint basis, each Agent and save them harmless in respect of any loss, damage or expense incurred by them as a result solely of acting as Agent under this Agreement, or any other Transaction Document or instrument delivered pursuant to this Agreement or contemplated hereby (collectively, the "Agents' Damages").

(h)

A decision, act, failure to act, consent, or instruction of the Agents, including but not limited to an amendment of this Agreement, shall constitute (and the Parties may rely upon it as) a decision, act, failure to act, consent, or instruction of any applicable Seller and shall be (and the Parties may rely upon it as) final, binding and conclusive upon such Sellers and such Sellers' successors as if expressly confirmed and ratified in writing by such Sellers, and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Agents taken in good faith under this Agreement or the other Transaction Documents are waived.

(i)

The Agents' Expense Fund will be used for the purposes of reimbursing the Agents for any Agents' Damages or other third party expenses pursuant to the Agreement and Transaction Documents. The Sellers will not receive any interest or earnings on the Agents' Expense Fund. The Agents are not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Agents' Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the completion of the Agents' responsibilities, the Agents will deliver the remaining balance of the Agents' Expense Fund to the Sellers in the proportions set out in Exhibit 2.3.

11.3	Sellers' Release
(a)

Each of the Sellers, on its own behalf and on behalf of its successors and assigns (herein each referred to as a “Releasor”, which term includes any one or more of them) hereby unconditionally releases and forever discharges the Corporation, Purchaser and their respective associates and Affiliates, and their respective successors, assigns and predecessors, and their respective present and former officers, directors, shareholders, servants, agents and employees and their respective predecessors, successors, personal representatives and assigns (collectively, the “Releasees”) of and from all actions, causes of action, suits, debts, duties, demands, accounts, bonds, covenants, contracts, covenants, judgments, proceedings and claims for injuries, losses, damages, interest, costs, indemnity, fines, penalties, legal and professional fees and assessments or amounts of any kind whatsoever (including any loss or damage not yet ascertained) that such Releasor ever had, now have or can, shall or may hereafter have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time (collectively, the “Release Claims”); provided however that (i) nothing contained in this Section 11.3 shall operate to release any Party to this Agreement from any of its obligations under this Agreement, and (ii) this Section 11.3 shall not apply to any Release Claims that the Releasors, individually or collectively, may have against any of the Releasees relating to or arising out of: (a) all rights of the Releasors under this Agreement and the Transaction Documents; and (b) all rights of any Releasor, if any, to coverage under and to contribution or indemnification with respect to any applicable director's and officer's insurance policy of the Corporation.

(b)

Each Releasor further covenants and agrees not to directly or indirectly, join, assist, instigate, aid or act in concert in any manner whatsoever with or encourage any other Person in the making of any claim or demand or in the bringing of any proceeding or action in any manner whatsoever against the Releasees or any of them with respect to the matters released or discharged pursuant to this Section 11.3 or with respect to which such Releasor agree not to make any claim or take any proceedings.

(c)

Each Releasor further covenants and agrees not to make or continue any claim or complaint or initiate or continue any proceeding against any Person which might be entitled to claim, pursuant to the provisions of any applicable statute or otherwise, contribution, indemnity, damages or other relief over against the Releasees or any of them arising out of or in relation to the matters released or discharged pursuant to this Section 11.3.

(d)

Each Releasor hereby represents, warrants and covenants that it has not assigned and will not assign to any other Person any of the Release Claims that such Releasor is releasing herein. Each Releasor confirms that no consideration given to it by any Releasee is an admission of liability or responsibility by any Releasee and any such liability or responsibility is expressly denied.

11.4	Additional Covenants of Purchaser.
(a)

Purchaser Shares. The Purchaser Shares issuable on a Milestone Payment Date pursuant to Section 3.4 of this Agreement or upon the conversion of the Initial Secured Convertible Debentures or the Additional Secured Convertible Debentures, as the case may be, will, as of the date of issuance of such Purchaser Shares in accordance with Section 3.4, Section 4.2(a) or Section 4.2(b) of this Agreement, as applicable, be duly authorized and, issued upon receipt of payment or consideration therefor, validly issued as fully paid and non-assessable shares subject to all applicable Laws, including applicable securities Laws. On each respective Milestone Payment Date, Purchaser shall cause the Sellers or their nominee(s) to be entered upon the books of Purchaser as the holder of such Purchaser Shares and, as soon as practicable thereafter, Purchaser shall deliver or cause to be delivered to the Sellers share certificates or "Direct Registration Statements", as applicable, for such Purchaser Shares.

(b)	Listing.
(i)

Purchaser shall use commercially reasonable efforts to maintain the listing of the common shares in the capital of Purchaser issued on the Closing or issuable upon the conversion of the Initial Secured Convertible Debentures on the TSX (or such other stock exchange upon which the Common Shares will be listed, quoted or otherwise traded for the relevant period, if not on the TSX), for a period of at least 5 years from the date of this Agreement and take all reasonable steps necessary to ensure that any Purchaser Shares issued to the Sellers pursuant to the terms of this Agreement are listed for trading on the TSX (or such other stock exchange upon which the Common Shares are listed, quoted or otherwise traded for the relevant period, if not on the TSX), subject to applicable securities Laws and exchange regulations, in accordance with the requirements of this Agreement and will use commercially reasonable efforts to maintain Purchaser's status as a reporting issuer not in material default of the requirements of the Canadian securities Laws in all provinces of Canada.

(ii)

Purchaser agrees to use its commercially reasonable efforts to obtain all necessary approvals to apply to list the Purchaser Shares issuable under this Agreement to satisfy the Milestone Payments or upon conversion of the Additional Secured Convertible Debentures to the Sellers on the TSX (or such other stock exchange upon which the Common Shares will be listed, quoted or otherwise traded for the relevant period, if not on the TSX) by the applicable issuance date. Purchaser shall take all reasonable steps necessary to satisfy any standard listing conditions imposed in any letter of the TSX (or such other stock exchange upon which the Common Shares will be listed, quoted or otherwise traded for the relevant period, if not on the TSX) granting conditional approval for the listing of the Purchaser Shares on such exchange. The Agents shall be given a reasonable opportunity to review and comment on the listing application for the Purchaser Shares and reasonable consideration shall be given to any comments by the Agents and their counsel. Purchaser shall discuss the status of the listing application with the Agents and shall promptly notify the Agents if there is any change in circumstance which is of such a nature that there is reasonable doubt that the Purchaser Shares will be listed.

11.5	Covenants regarding Tax Matters.
(a)

After the Closing Date, Purchaser shall cause the Corporation to duly and timely make, prepare and file all Tax Returns required to be so made, prepared and filed by the Corporation for any Pre-Closing Tax Period for which Tax Returns have not been filed as of such date. Sellers and Purchaser shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any such Tax Return and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable Tax Laws. Any such income Tax Returns relating to the Corporation shall be submitted in draft form to Sellers at least fifteen (15) days before the date on which such Tax Returns are required by Law to be filed with the relevant Taxation Authority. The Agents shall, acting reasonably, have the right to review such Tax Returns and make any comments that it deems appropriate within fifteen (15) days following receipt thereof, which comments Purchaser may incorporate at its sole discretion, acting reasonably.

(b)

Purchaser shall, at the request of a Seller receiving Purchaser Shares, make a joint election under subsection 85(1) or subsection 85(2), as applicable, of the Tax Act and the corresponding provisions of any applicable provincial tax statute at the amount elected by such Seller, subject to the limitations set forth in the Tax Act and the corresponding provisions of any applicable provincial tax statute. Purchaser shall not be responsible for the proper completion or filing of any election form, and such Seller will be solely responsible for the payment of any late filing penalty. Purchaser agrees to execute any properly completed election form and to forward such election (within twenty (20) days after the receipt thereof) to such Seller. With the exception of proper completion of Purchaser's section of the election form, execution of the election form and forwarding of the election form by Purchaser, within the stipulated time period, compliance with the requirements for a valid election will be the sole responsibility of such Seller. Accordingly, Purchaser shall not be responsible or liable for any taxes, damages or expenses resulting from the failure by such Seller to properly complete any election form or to properly file such election form within the time prescribed and in the form prescribed under the Tax Act and the corresponding provisions of any applicable provincial tax statute.

11.6	Terminated Agreements.

The Corporation, together with AmorChem Holdings and all of Sellers who are party to the ROFR and Co-Sale Agreement, the Voting Agreement and the Investors' Rights Agreement (collectively, the "Terminated Agreements") hereby:

(a)	agree that, effective as of the date hereof:
(i)	the Terminated Agreements are hereby terminated in their entirety and of no further legal force and effect; and
(ii)

all of the rights, benefits, obligations, liabilities, responsibilities and duties of the Corporation, AmorChem Holdings and the Sellers, pursuant to the Terminated Agreements are hereby terminated and shall not survive the termination of the Terminated Agreements pursuant to this Agreement, notwithstanding anything to the contrary contained in the Terminated Agreements;

(b)

undertake to execute and deliver all such further documents and instruments and do all acts and things as are reasonably within their power as may be reasonably required for more effectively and completely carrying out or better evidencing or perfecting the termination of the Terminated Agreements, as the case may be.

11.7	Further Assurances.

Each Party will, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

11.8	Public Announcements.

No Seller nor their respective representatives will make any public disclosure at any time concerning the matters set forth in this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, except if required by Law or rules of applicable stock exchanges, in which case they shall use commercially reasonable efforts to give Purchaser an opportunity to review and comment on any such disclosure in advance of public release. If and when Purchaser desires to make such public disclosure and if reasonably practicable in the circumstances, Purchaser shall use commercially reasonable efforts to give the Agents an opportunity to review and comment on any such disclosure in advance of public release, and Purchaser will accommodate the reasonable requests of the Agents with respect to the content thereof if communicated to Purchaser by the deadline set by Purchaser.

11.9	Benefit of the Agreement.

This Agreement will enure to the benefit of and be binding upon the respective heirs, executors, administrators, other legal representatives, successors and permitted assigns of the Parties.

11.10	Entire Agreement.

This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the respective subject matters hereof and thereof, and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, among the Parties other than as expressly set forth in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Schedules and Exhibits hereto (other than an exception expressly set forth as such in a Schedule or Exhibit hereto), the statements in the body of this Agreement will control.

11.11	Amendments and Waivers.

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by Purchaser and the Agents. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

11.12	Assignment.

No Seller may assign its rights or obligations hereunder without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed. Purchaser may not assign its rights or obligations hereunder without the prior written consent of the Agents, which consent will not be unreasonably withheld or delayed; provided, however, that Purchaser may assign any of its rights hereunder to (i) any Affiliate of Purchaser, (ii) any purchaser of (x) all or substantially all of the assets of Purchaser or the Corporation or (y) a majority of Purchaser's issued and outstanding voting securities, whether any such transaction is structured as a sale of shares, a sale of assets, an amalgamation or otherwise, or (iii) any lender providing financing to Purchaser, including equity investors. No assignment will relieve the assigning Party of any of its obligations hereunder.

11.13	Time of Essence.

Time is of the essence of this Agreement.

11.14	Notices.

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by facsimile or email (where applicable) addressed to the recipient as follows:

To Purchaser:

Liminal BioSciences Inc.
440, boul. Armand-Frappier
Bureau 300
Laval, Québec
H7V 4B4

Attention:Marie Iskra, General Counsel
Email:[***]

with a copy to (which will not constitute notice):

Stikeman Elliott LLP
1155 Boulevard René-Lévesque West
41st Floor
Montréal, Quebec H3B 3V2

Attention:Pierre-Yves Leduc
Email:[***]

To the Agents:

AMORCHEM, LIMITED PARTNERSHIP
4 Westmount Square, Suite 160
Westmount, Quebec
H3Z 2S6

Attention:Elizabeth Douville

Email:[***]

- and -

Genesys Ventures III LP
123 Front St. West
Toronto, ON
M5J 2M2

Attention:Jamie Stiff

Email:[***]

with a copy to (which will not constitute notice):

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario, M5X 1B8

Attention:David Jamieson
Email:[***]

or to such other street address, facsimile number, e-mail address or address as may be designated by notice given by any Party to the others. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile or e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

11.15	No Third Party Beneficiaries.

Except as otherwise provided in Sections 9.1 and 9.2, the Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

11.16	Governing Law and Attornment.

This Agreement will be governed by and construed in accordance with the Laws of the Province of Québec and the Laws of Canada applicable therein, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the Province of Québec. The Parties each irrevocably submit to the exclusive jurisdiction of the courts of the Province of Québec in respect of any action or proceeding relating in any way to this Agreement (except with respect to disputes that are to be referred to the Independent Accountant pursuant to Section 3.3) and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

11.17	Non-Merger.

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing, shall continue in full force and effect.

11.18	Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a party may send a copy of its electronic or original signature on the execution page hereof to the other parties by facsimile, email in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving party.

11.19	Severability.

If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Share Purchase Agreement.

CORPORATION:

Fairhaven pharmaceuticals INC.

By:	/s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: President

PURCHASER:

LIMINAL BIOSCIENCES INC.

By:	/s/ Marie Iskra
Name: Marie Iskra
Title: General Counsel

SELLERS:

THE ROYAL INSTITUTION FOR THE ADVANCEMENT OF LEARNING/MCGILL UNIVERSITY

By:	/s/ Martha Crago
Name: Martha Crago
Title: Vice-Principal Research and Innovation

AMORCHEM FINANCIAL INC., in its capacity as general partner of AMORCHEM, LIMITED PARTNERSHIP

By:	/s/ Elizabeth Douville
Name: Elizabeth Douville
Title: President

GENESYS GENERAL PARTNER (FUND III) INC., in its capacity as general partner of

GENESYS GENERAL PARTNER (FUND III) LP in its own capacity and in its capacity as general partner of

GENESYS VENTURES III LP

By:	/s/ Jamie Stiff
Name: Jamie Stiff
Title: Authorized Signatory

MSBI VALORISATION INC.

By:	/s/ Anne-Marie Larose
Name: Anne-Marie Larose
Title: President & Chief Executive Officer

AGENTS:

/s/ Elizabeth Douville
Elizabeth Douville, solely in her capacity as Agent on behalf of the Sellers

/s/ Jamie Stiff
Jamie Stiff, solely in his capacity as Agent on behalf of the Sellers to which intervenes:

AMORCHEM HOLDINGS INC.

By:	/s/ Elizabeth Douville
Name: Elizabeth Douville
Title: Vice President

Exhibit 2.3

Allocation of Purchase Price

Shareholder	Proportionate Allocation
The Royal Institution for the Advancement of Learning/McGill University	[***]
MSBI Volarisation Inc.	[***]
AmorChem, Limited Partnership	[***]
Genesys Ventures III LP	[***]
Total	100.00%

Exhibit 3.1

Estimate Statement

See attached.

Exhibit 4.1

Pre-Closing Reorganization

[***]

Exhibit 9.4(a)

Allocation of Seller Indemnifying Party Indemnification Obligations

Seller Indemnifying Party	Proportionate Allocation
MSBI Volarisation Inc.	[***]
AmorChem, Limited Partnership	[***]
Genesys Ventures III LP	[***]
Total	100.00%